Exhibit 99.2

Aeglea BioTherapeutics to Present New Data at

American Association for Cancer Research (AACR) Annual Meeting

Austin, Texas (April 19, 2016) - Aeglea BioTherapeutics, Inc. (NASDAQ: AGLE), a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat inborn errors of metabolism and cancer, today announced that it will present in a scientific poster session at the Annual Meeting of the American Association for Cancer Research (AACR) being held April 16-20, 2016 in New Orleans, Louisiana.

Poster Presentation Details:

Abstract Title (#3073): Targeting chronic lymphocytic leukemia by interfering glutathione synthesis using a novel therapeutic enzyme cyst(e)inase (AEB3103)

•	Presentation Date and Time: Tuesday, April 19 from 8:00 a.m. – 12:00 p.m. CT

•	Session: Small Molecule Inhibitors

•	Location: Morial Convention Center, Exhibit Halls G-J

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat inborn errors of metabolism and cancer. The company’s engineered human enzymes are designed to degrade specific amino acids in the blood in order to reduce toxic levels of amino acids in inborn errors of metabolism or to exploit the dependence of certain cancers on specific amino acids.

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Media Contacts:

Ina McGuinness

BrewLife

805.427.1372

imcguinness@brewlife.com